Exhibit 99.1

     GUESS?, INC. ANNOUNCES EARLY REDEMPTION OF 6.75% SECURED NOTES DUE 2012

    LOS ANGELES, Dec. 5 /PRNewswire-FirstCall/ -- Guess?, Inc. (NYSE: GES) announced today that its wholly-owned subsidiary, Guess? Royalty Finance LLC, has elected to redeem all of its outstanding 6.75% secured notes due 2012. The total redemption payment of approximately $33.0 million, including principal, accrued and unpaid interest and a redemption premium, will be paid in cash on December 20, 2006.

    Commenting on the announcement, Carlos Alberini, President and Chief Operating Officer, stated, "We are pleased to announce our decision to redeem the remaining 6.75% secured notes prior to their maturity. Our operational cash flow continues to be strong and has enabled us to pay down our debt and accumulate cash, further strengthening our balance sheet and giving us greater financial flexibility. After this redemption, our North American business will be debt-free."

    Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At November 25, 2006 the Company operated 337 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guessinc.com.

    Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's plans to redeem the 6.75% secured notes, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include our ability to, among other things, successfully execute the planned optional redemption, anticipate consumer preferences, effectively operate our retail stores, effectively manage inventories, successfully execute our strategies, including our supply chain and international growth strategies, and domestic and international general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

    Contacts:    Carlos Alberini
                 President & Chief Operating Officer
                 (213) 765-3582

                 Dennis R. Secor
                 SVP & Chief Financial Officer
                 (213) 765-3289

                 Joseph Teklits
                 Integrated Corporate Relations
                 (203) 682-8258

SOURCE  Guess?, Inc.
    -0-                             12/05/2006
    /CONTACT: Carlos Alberini, President & Chief Operating Officer, +1-213-765-3582, or Dennis R. Secor, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc.; or Joseph Teklits of Integrated Corporate Relations, +1-203-682-8258, for Guess?, Inc./
    /Web site:  http://www.guessinc.com /
    (GES)